Exhibit 10.4

Microsoft Advertising – Publisher Business Framework Agreement
This Microsoft Advertising - Publisher Business Framework Agreement (“Agreement”) is entered into by and between Microsoft and Company, and when executed by both parties, is effective on the Effective Date.

Table 1 – the parties
“Company”: InfoSpace LLC	“Microsoft”: Microsoft Online, Inc.
Jurisdiction of Formation: Delaware	Jurisdiction of Formation: Nevada
Address for Notices: Address: 1900 NE 8th St., Ste. 800 Bellevue, WA 98004 Fax: +1 (425) 201-6167 Phone: +1 (425) 201-6100 Email: legalnotices@blucora.com Attention: General Counsel	Address for Notices: Address: 6100 Neil Road, Reno, Nevada 89511 Fax: +1 (775) 826-0531 Phone: +1 (775) 823-5600 Email: moisig@microsoft.com Attention: MOI Contracts
Copy of notice must also be sent to: Address: 10900 NE 8th St., Suite 800 Bellevue, WA 98004 Fax: (425) 201-6150 Phone: Email: Attention: Legal Department	Copy of notice must also be sent to: Address: Microsoft Corporation, One Microsoft Way, Redmond, WA 98052 USA Fax: (425) 936-7329 Phone: Email: Attention: Legal and Corporate Affairs (re MOI Contracts)

Table 2
“Effective Date”:	August 1, 2014	The Effective Date, if unstated, is the later of the two signature dates
“Initial Term”:	24 months
Effective Date of NDA (if any)	July 16, 2009

By signing below, the Parties agree to be bound by the terms of this Agreement:

Company: InfoSpace LLC By (sign): /s/ Michael Glover Printed Name: Michael Glover Title: President Date: 7/24/14	Microsoft: Microsoft Online, Inc. By (sign): /s/ Renee Bakker Printed Name: Renee Bakker Title: Contract Execution Date: 7/25/14
Background

[*]
Information redacted pursuant to a confidential treatment request by Blucora, Inc. under 5 U.S.C. §552(b)(4) and
17 C.F.R. §§ 200.80(b)(4) and 240.24b-2, and submitted separately with the Securities and Exchange Commission.

Microsoft provides various advertising and search services and offerings to website publishers. Company is a website publisher, syndicates advertising and search services to a network of website publishers, and wishes to receive or participate in one or more of Microsoft’s services or offerings under the terms of this Agreement. The parties therefore agree as follows:
Terms

1.	DEFINITIONS. Other terms are defined elsewhere in this Agreement (including Table 1 and Table 2).

1.1	“Advertiser” means any third party who purchases Ad Inventory for the display of Advertisements in connection with this Agreement and a Schedule.

1.2	“Advertisement” or “Ad” means any and all advertising materials, associated URL links and other technologies that are served into Ad Inventory.

1.3	“Ad Inventory” means the advertising inventory made available and sold by Company under this Agreement and its Schedules.

1.4
“Affiliate” means, for any legal entity, any other entity directly or indirectly Controlling, Controlled by, or under common Control with that entity. An entity is an Affiliate of another entity only as long as it satisfies the foregoing definition.

1.5
“Company Materials” means all products, services, technologies, data, information, content, images, text, sounds, and IPR provided by Company to Microsoft under this Agreement or any Schedule. Company Materials do not include any Microsoft IPR.

1.6
“Control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a legal entity, through the ownership of voting shares or other voting interests, by contract, or otherwise. Where the entity is a limited liability company, partnership, corporation, or similar entity, and has partners, members, or shareholders with equal ownership or control interests, by contract or otherwise, then each partner, member, or shareholder is deemed to possess, directly or indirectly, the power to direct or cause direction of the management and policies of the entity.

1.7
“Insolvent” means, with respect to a party, admitting in writing the inability to pay debts as they mature; making a general assignment for the benefit of creditors; suffering or permitting the appointment of a trustee or receiver for all or any of its assets, unless such appointment is vacated or dismissed within 60 days from the date of appointment; filing (or having filed) any petition as a debtor under any provision of the federal Bankruptcy Code or any state law relating to insolvency, unless such petition and all related proceedings are dismissed within 60 days of such filing; being adjudicated insolvent or bankrupt; having wound up or liquidated; or ceasing to carry on business.

1.8	“IPR” means any patents, copyrights, trademarks, trade secrets, moral rights, and any other intellectual property or proprietary rights arising at any time under the Law of applicable jurisdiction.

1.9
“Law” means all laws, rules, statutes, decrees, decisions, orders, regulations, judgments, requirements, codes, and directives of any governmental authority (federal, state, local, or international) having jurisdiction.

1.10
“Microsoft Materials” means all products, services, technologies, data, information, content, images, text, sounds, and IPR provided by Microsoft to Company under this Agreement or any Schedule. Microsoft Materials do not include any Company IPR.

1.11
“Services” means, collectively and as applicable, any services or offerings that Microsoft makes available to Company under this Agreement and an applicable Schedule, including any updates and changes to such services or offerings.

1.12	“Schedule” means a schedule to this Agreement that addresses particular Services and includes additional terms applicable to those Services.

1.13	“Schedule Effective Date” means the date a Schedule becomes effective (or if no date is designated in the Schedule, then first date as of which both parties have validly signed the Schedule.

1.14	“Schedule Term” means the term of a Schedule.

1.15	“Term” is defined in Section 8.1.

2.	SERVICES.

2.1
General. The parties (or their Affiliates) may, from time to time, enter into one or more Schedules. If a party’s Affiliate (instead of such party) enters into a Schedule, for the purposes of that Schedule, all references to that party in this Agreement will be deemed to be references to the Affiliate. Schedules must be set forth in writing and signed by each party to the Schedule and are not valid, binding obligations of the parties unless and until so executed. Each party will perform its obligations as stated in a Schedule. Each Schedule is subject to, and incorporates, the terms and conditions of this Agreement.

2.2	Restrictions. Company will not directly or indirectly:

(a)	modify, reverse engineer or decompile the Services (except to the extent authorized by applicable Law notwithstanding this limitation);

(b)	use the Services to violate any Law or for any unauthorized purpose; or

(c)	take any action that intentionally or in a grossly negligent fashion imposes an unreasonably or disproportionately large burden on Microsoft's infrastructure used to provide the Services.

2.3
Protection. Microsoft may use technology or other measures to protect the Services, protect Microsoft’s customers, or stop Company or one of its Affiliates from breaching this Agreement or any Schedule. These protective measures may include, for example, filtering to stop spam or to increase security. If implemented, these protective measures may hinder or suspend Company’s use of the Services, and Company will not work around or attempt to thwart or disable any of these protective measures.

2.4
General Cooperation. Each party acknowledges that the other party's ability to perform certain of its obligations under this Agreement or any Schedule may be dependent upon the reasonable cooperation of the other party. Therefore, neither party will have any liability for any failure or delay to perform any obligations under this Agreement or any Schedule to the extent caused by any delay or failure on the part of the other party in providing this reasonable cooperation.

2.5	Technical Implementation. Company will operate in good faith to implement any reasonable technical requirements requested by Microsoft that do not impose an undue burden upon Company.

3.
TRADEMARK LICENSE. Subject to the terms of this Agreement and any applicable Schedule, each party (“Licensor”) grants the other party (“Licensee”) a worldwide, nonexclusive, royalty-free, fully paid-up license to use Licensor Marks, solely for the purposes expressly specified in the applicable Schedule and solely during the Schedule Term for such applicable Schedule. Licensee will use the Licensor Marks solely as provided in the applicable Schedule and will comply with Licensor’s then-current trademark usage guidelines as made available to Licensee from time to time. Licensee will promptly correct its misuse of any Licensor Marks on notice from Licensor, and Licensee will cease all use of the Licensor Marks if Licensee fails to promptly correct any such misuse or on notice from Licensor. All goodwill, rights, and benefits in the Licensor Marks that arise from their use under this Agreement or any Schedule will inure solely to Licensor. “Licensor Marks” means solely the trademarks of Licensor specified by Licensor for Licensee to use under the applicable Schedule. Microsoft’s trademark usage guidelines are currently located at http://www.microsoft.com/about/legal/intellectualproperty/trademarks/usage/default.mspx.

4.	INTELLECTUAL PROPERTY. Except as expressly set forth in a Schedule, no licenses to the IPR of either party are granted under this Agreement or any Schedule. As between the parties and subject to any licenses in this Agreement or any applicable Schedule, Company owns all rights in any Company Materials and Microsoft owns all rights in any Microsoft Materials. The applicable rights holder reserves all rights not expressly granted to the other party in this Agreement or in a Schedule.

5.	INVOICING AND PAYMENTS.

5.1
Payments by Microsoft. With respect to any amounts payable by Microsoft to Company under any Schedule, Company will invoice Microsoft electronically using the tool provided at https://invoice.microsoft.com for the amounts due, and Microsoft will pay all undisputed invoices within [*] days after the invoice has been submitted (unless otherwise provided in a Schedule). Microsoft will make payments according to Microsoft's then-current payment delivery practices, which may include payment via ACH electronic payment to Company's financial institution in accordance with instructions supplied to Microsoft by Company in Microsoft's ACH Electronic Payment Forms. Before the Company submits its first invoice to Microsoft, Company will complete and return to Microsoft a Microsoft new vendor application and all required payment setup forms.

5.2
Disputes. Microsoft will have the rights to dispute Company’s invoices under the terms and conditions of the new vendor application and accompanying PO terms and other documents or under the Master Vendor Agreement, if one has been entered into between Microsoft (or an Affiliate of Microsoft) and Company. The priority of terms in those documents will be as provided in those documents. Paying or partially paying an invoice without asserting a dispute does not waive any claim or right.

6.
RECORDS; AUDIT. During the Term or any Schedule Term and for 12 months thereafter, each party (“Audited Party”) will keep all usual and proper records and books of account (with all usual and proper entries) relating to its payments to the other Party (“Auditing Party”) under this Agreement and any applicable Schedule. Auditing Party may, from time to time (but no more than once per calendar year, unless an audit reveals a material underpayment as set forth below), and upon no less than 20 business days’ prior written notice to Audited Party, audit these records to verify the amount of the payments made to it. Any audit will be conducted by an independent nationally recognized public accounting firm (“Auditor”) reasonably acceptable to both parties, not working on a contingent fee basis, and which has signed Audited Party’s reasonable non-disclosure agreement. Auditor may only disclose (a) Audited Party’s compliance or non-compliance with the payment provisions of this Agreement and any applicable Schedule and (b) the amount of any underpayment or overpayment, if any. Any audit will be conducted in accordance with generally accepted auditing standards. Auditing Party will bear the cost of any audit, unless the audit shows that Audited Party underpaid Auditing Party by 10 percent or more of the amounts actually due for the audited period, in which case Audited Party will reimburse Auditing Party for all reasonable and documented costs and expenses incurred in conducting the audit, and Auditing Party may conduct a second audit during the applicable calendar year. In addition, if an audit shows that Audited Party underpaid Auditing Party for any audited period, Audited Party will re-compute the amount due to Auditing Party for that period and pay (pursuant to the payment terms in this Agreement) to Auditing Party the difference between the amount owed and the amount actually paid. If an audit shows that Audited Party overpaid Auditing Party for any audited period, Audited Party will re-compute the amount due to Auditing Party for that period, and Auditing Party will refund (pursuant to the payments terms in this Agreement) the overpayment to Audited Party.

7.
TAXES. Each party is responsible for all taxes, duties, imposts and similar liabilities imposed upon it in the first instance by any governmental authority and arising out of or in connection with this Agreement or any Schedule. If taxes are legally required to be withheld on payments made under this Agreement or any Schedule, the party making the payment may deduct such taxes from the amount owed and pay them to the appropriate taxing authority. Such party will in turn promptly secure and deliver an official receipt for any taxes withheld, if applicable.

8.	TERM; TERMINATION.

8.1	Term. The term of this Agreement (“Term”) begins on the Effective Date and, unless earlier terminated under the terms of this Agreement: (a) continues for the Initial Term; and (b) after the

Initial Term, continues until either party terminates this Agreement by providing at least sixty (60) days advance written notice to the other party.

8.2	Termination of Agreement or Schedule. Either party may suspend performance of or terminate this Agreement or any Schedule immediately upon written notice at any time:

(a)	if the other party breaches any material provision of the Agreement or any Schedule and fails to cure that breach within 30 days after receiving written notice of the breach from the other party;

(b)	if the other party breaches Section 9 (Confidentiality) of this Agreement or assigns this Agreement or the Schedule in violation of Section 17.9;

(c)	if the other party is or becomes Insolvent; or

(d)	as otherwise may be provided in a Schedule.

8.3
Change of Control. Microsoft has the right to suspend performance of or terminate this Agreement or any Schedule at any time immediately upon written notice to Company following a change of Control of Company, either by a sale of Control of Company or by a sale of a material portion of the Company’s assets.

8.4
Effect of Termination of this Agreement. On termination or expiration of this Agreement, each party will, on the other party’s request, return or destroy all copies of Confidential Information received from the other party under this Agreement and in receiving party’s possession or control, within 30 days of the request. Neither party will be liable to the other for any damages resulting solely from terminating this Agreement according to its terms. The following will survive any termination or expiration of this Agreement: Sections 1, 4, 5 (but only with respect to amounts owed prior to expiration or termination of this Agreement), and 6-17. For the avoidance of doubt, no additional Schedule may be entered into under this Agreement after the expiration or termination of this Agreement, but if any then-existing Schedule has not expired or terminated after the expiration or termination of this Agreement, the terms of this Agreement will continue to apply to that Schedule.

9.
CONFIDENTIALITY. All disclosures between the parties related to this Agreement and any Schedule are governed by the standard Microsoft Corporation Non-Disclosure Agreement entered into between Company and Microsoft Corporation on the date indicated on Table 2 (“NDA”), which is incorporated in this Agreement by this reference (except that for purposes of this Agreement, any durational limitation on the protection of confidential information in the NDA, is extended to five years from the end of the Term), regardless of any earlier or subsequent termination or expiration of the NDA. If Table 2 does not indicate that the parties have entered into an NDA (or if the parties have entered into an NDA, but it is invalid or unenforceable for any reason), then Sections 9.1-9.5 will govern use of Confidential Information disclosed in relation to this Agreement or any Schedule. Section 9.4 will apply if the parties have entered into an NDA that does not address “Input” or “Feedback.”

9.1
Protecting Confidential Information. Each party will: (1) protect the other party’s Confidential Information from unauthorized dissemination with the same degree of care that it uses to protect its own like information, but not less than reasonable care; (1) use the other party’s Confidential Information solely as required to perform under this Agreement or any applicable Schedule; and (1) not reveal the other party’s Confidential Information to any third party without advance written permission, other than as permitted below. “Confidential Information” means nonpublic information that is disclosed in connection with this Agreement or any Schedule and that the disclosing party designates as confidential, or that, under the circumstances surrounding the disclosure, ought to be treated as confidential. Confidential Information includes all terms of this Agreement and any Schedule but does not, unless procured by breach of an obligation owed to the owner of the information, include any information that (a) was independently developed by the receiving party, (b) is (or subsequently becomes) publicly available, (c) is received from another source, or (d) is Input.

9.2
Sharing with Affiliates & Personnel. The receiving party may share the other party’s Confidential Information with the employees, contractors, agents, advisors, consultants (“Representatives”) of it or its Affiliates, but only (i) to the extent its Affiliates or Representatives have a need to know the Confidential Information for the purposes of performing this Agreement or any Schedule, and (ii) if those Affiliates and Representatives are required to protect the Confidential Information on terms consistent with this Agreement. The party sharing the Confidential Information of the other party is responsible for the use of that Confidential Information by its Affiliates and Representatives.

9.3
Required Disclosure. A party may disclose the other party’s Confidential Information as required by judicial or government order, if that party gives the other party reasonable notice of the disclosure (to allow that party a reasonable opportunity to seek a protective order or equivalent).

9.4
Input. Any Input is given entirely voluntarily, and the providing party grants to the recipient, without charge, a non-exclusive license under the providing party’s owned or controlled IPR to make, use, modify, distribute, and otherwise commercialize such Input as part of any of the recipient’s products, technologies, services, or any of their components. Subject only to the foregoing, the providing party retains all right, title, and interest in any Input and limits the rights granted under this Section 9.4 to licenses under the providing party’s owned or controlled IPR in the Input (which do not extend to any technologies that may also be necessary to make or use any product, technology, service, or portion of the foregoing, that incorporates the Input, but are not themselves expressly part of the Input, such as enabling technologies). “Input” means ideas, suggestions, comments, feedback, or know-how, in any form, that one party provides to the other party in relation to the other party’s business, technologies, products or services. Input does not, however, include sales forecasts, future release schedules, and marketing plans for products; financial results; or high level product plans and feature lists for anticipated products.

9.5
Residuals. Each party is also free to use for any purpose the Residuals resulting from access to Confidential Information. The receiving party is not obligated to limit or restrict the assignment of persons or to pay royalties for any work resulting from use of Residuals. This Section may not, however, be construed as granting a license under disclosing party’s copyrights or patents or as modifying the receiving party’s duty to safeguard disclosing party’s Confidential Information. “Residuals” means information in intangible form that is retained in unaided memory by persons who have had access to the Confidential Information, including ideas, concepts, know-how, or techniques contained in Confidential Information.

10.
PUBLICITY. Except as may be permitted in a Schedule, neither party will communicate with the press or public concerning this Agreement or any Schedule without the other party’s advance written permission. Microsoft may, however, include Company in lists of Microsoft’s customers, subject to Company’s advance written permission.

11.
WARRANTIES. In addition to any representations/warranties included in this Agreement and any Schedule, each party represents to the other (as of the Effective Date and again as of all Schedule Effective Dates) that: (a) it has the full corporate right, power and authority to enter into, and perform its obligations under, this Agreement and any Schedule; (b) its entry into and performance of this Agreement and any Schedule, and the other party's exercise of its rights thereunder, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of (or constitute a default under) any agreement by which it is bound, or (ii) otherwise breach any other obligation or duty that it owes to a third party; (c) when executed and delivered, this Agreement and any Schedule will constitute its legal, valid and binding obligation enforceable against it in accordance with its terms. Each party further represents to the other, at all times from the Effective Date until this Agreement and all Schedules have terminated, that it will comply with all applicable Law in its performance of this Agreement and any Schedule.

12.
DISCLAIMERS. EXCEPT AS STATED IN SECTION 11 (OR AS OTHERWISE WARRANTED IN THIS AGREEMENT OR ANY SCHEDULE), NEITHER PARTY MAKES ANY WARRANTIES OF ANY KIND (EXPRESS, IMPLIED, OR OTHERWISE, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-

INFRINGEMENT, OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE) WITH RESPECT TO ITS PERFORMANCE OR ANY MATERIALS OR SERVICES PROVIDED TO THE OTHER PARTY UNDER THIS AGREEMENT OR ANY SCHEDULE, AND THE ENTIRE RISK AS TO EACH PARTY’S PERFORMANCE AND ANY SUCH MATERIALS AND SERVICES PROVIDED TO THE OTHER PARTY (OTHER THAN FOR BREACH OF THE EXPRESS TERMS OF THIS AGREEMENT OR ANY SCHEDULE) IS ASSUMED BY THE OTHER PARTY. WITHOUT LIMITING THE FOREGOING, (I) MICROSOFT MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES: (A) THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR FREE; (B) REGARDING ITS PERFORMANCE; AND (C) RELATED TO ANY REVENUES OR PROFITS THAT COMPANY MAY, OR MAY NOT, EARN UNDER THIS AGREEMENT OR ANY SCHEDULE; AND (II) EXCEPT AS MAY BE EXPRESSLY SET FORTH IN A SCHEDULE, COMPANY MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES: (A) REGARDING ITS PERFORMANCE; AND (B) RELATED TO ANY REVENUES OR PROFITS THAT MICROSOFT MAY, OR MAY NOT, EARN UNDER THIS AGREEMENT OR ANY SCHEDULE.

13.	DEFENSE OF CLAIMS.

13.1
Obligation. If a Claim is brought against a party, or its Affiliates, agents, licensees, or successors, or any agents, directors, officers, or employees of any of them (all, collectively, “Defendant”), the other party (“Respondent”) will defend the Claim (including by paying litigation costs and reasonable attorneys’ fees) and pay any adverse final judgment (or settlement that Respondent consents to).

13.2
Procedure. Defendant will promptly notify Respondent of any Claim and permit Respondent to answer and defend; and at Respondent’s reasonable request and expense, provide non-confidential information and assistance necessary to the defense. Defendant may, at its expense, participate in the defense with separate counsel. Respondent is not responsible for any settlement it does not consent to; and will not settle any Claim under this Section 13 without Defendant’s consent. Respondent will not publicize any settlement without Defendant’s prior, written permission.

13.3	Claim. “Claim” means an unaffiliated third party’s demand, suit, or other assertion of rights that:

(a)	Mutual. as alleged, reflects a breach of this Agreement or the applicable Schedule by Respondent or arises from Respondent’s gross negligence or willful misconduct.

(b)
Microsoft as Respondent. (i) is based on Microsoft’s provision of the Services; or (ii) alleges that any Service or any of Microsoft’s products or technologies infringe or violate third-party IPR within the geographical boundaries of those countries in which Microsoft distributes or markets that Service. Microsoft has no obligation under Section 13.1 with respect to such Claim, however, to the extent that the Claim arises from: (1) Company’s use of the Services after Microsoft notifies Company to discontinue use because of such Claim; (2) Company’s combining the Services with a non-Microsoft product, service, data, or business process (if the Claim would not have arisen but for such combination); (3) damages attributable to the value of the use of a non-Microsoft product, service, data, or business process; (4) Company’s altering the Service (if the Claim would not have arisen but for such alteration); (5) Microsoft’s implementation of any specifications provided by Company; or (6) any content introduced or made available in or through the Service by a third party.

(c)
Company as Respondent. (i) is based on any of Company’s websites and properties (excluding any Microsoft Materials, if such Claim would not have arisen but for the Microsoft Materials); (ii) alleges that any of Company’s websites and properties (excluding any Microsoft Materials, if such Claim would not have arisen but for the Microsoft Materials) infringes or violates third-party IPR; (iii) arises from combining (with materials not provided by Microsoft) or modifying any Service (if the Claim would not have arisen but for the combination or modification); (iv) arises from using any Service or other Microsoft IPR in a way that does not comply with this Agreement, the applicable Schedule, or applicable documentation; or (v) arises from using any Service after Microsoft has notified Company to cease use due to infringement or violation of third-party IPR or after Microsoft has replaced or modified the Service under Section 13.4.

13.4
Correction. If any Services allegedly infringe or violate third-party IPR, Microsoft may procure the right for Company to continue using the Services, or modify or replace (with functional equivalents) the Services to cure the infringement or violation (in which case Company will promptly stop using the unmodified or original Services). If a court of competent jurisdiction holds that a Service infringes or violates third-party IPR and enjoins Company’s use under this Agreement or the applicable Schedule, Microsoft will, at its option: (1) procure the right to continue its use; (1) replace it with a functional equivalent; (1) modify it to make it non-infringing; or (1) terminate the license for its use.

13.5	Exclusive Remedy. This Section 13 states Respondent’s entire liability, and Defendant’s exclusive remedy, for any Claim that Respondent is obligated to defend against pursuant to this Section 13.

14.
EXCLUDED DAMAGES. NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFIT, REVENUE, BUSINESS OR DATA) RELATED TO THIS AGREEMENT OR ANY SCHEDULE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE AND EVEN IF ANY REMEDY FAILS OF ITS ESSENTIAL PURPOSE. THIS SECTION 14 DOES NOT APPLY TO EITHER PARTY’S OBLIGATIONS UNDER SECTION 13.1, TO DAMAGES FOR BREACH BY EITHER PARTY OF SECTION 9, TO DAMAGES FOR BREACH BY COMPANY OF ANY EXCLUSIVITY OBLIGATIONS (IF ANY) UNDER ANY SCHEDULE, OR TO DAMAGES ARISING FROM INTELLECTUAL PROPERTY INFRINGEMENT, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT.

15.
LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY APPLICABLE SCHEDULE, THE AGGREGATE LIABILITY OF EACH PARTY TO THE OTHER PARTY, AND TO ANY THIRD PARTIES, FOR ALL CLAIMS RELATED TO THIS AGREEMENT OR ANY APPLICABLE SCHEDULE, IS LIMITED TO THE AGGREGATE AMOUNTS PAYABLE UNDER THIS AGREEMENT OR SUCH APPLICABLE SCHEDULE, AS APPLICABLE, IN THE TWELVE (12) MONTHS BEFORE THE EVENT GIVING RISE TO THE APPLICABLE CLAIM AROSE. THIS SECTION 15 DOES NOT APPLY TO EITHER PARTY’S OBLIGATIONS UNDER (OR FOR BREACH OF) ANY PAYMENT OBLIGATIONS, TO EITHER PARTY’S OBLIGATIONS UNDER SECTION 13.1, TO DAMAGES FOR BREACH BY EITHER PARTY OF SECTION 9, TO DAMAGES FOR BREACH BY COMPANY OF ANY EXCLUSIVITY OBLIGATIONS (IF ANY) UNDER ANY SCHEDULE, OR TO DAMAGES ARISING FROM INTELLECTUAL PROPERTY INFRINGEMENT, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT.

16.
NONEXCLUSIVE. Except as may be otherwise expressly stated in this Agreement or any Schedule, this Agreement or any Schedule is nonexclusive. Without limiting the foregoing, this Agreement or any Schedule does not restrict: (1) Microsoft from entering into other or similar agreements with any third parties; or (1) Microsoft from directly or indirectly, acquiring, licensing, developing, manufacturing, or distributing any product, service, technology, information, or content.

17.	GENERAL.

17.1
Order of Precedence. To the extent any terms and conditions of any Schedule conflict with the terms and conditions of this Agreement, the terms and conditions of the Schedule will govern and control, but only as applied to that Schedule.

17.2
Construction. Captions are intended solely for the parties’ convenience and will not affect the meaning of any term. Unless stated, or context requires otherwise: (a) “written” or “in writing” refers to a non-electronic document only, manually signed by an authorized representative of the party sending the notice or to be bound by the writing; (b) “days” means “calendar days”; (c) “may” means that the applicable party has a right, but not a concomitant duty; (d) “partner”, if used in this Agreement, any Schedule, or any related documentation, is not used as a legal term of art and may not be construed to imply a partnership; (e) a party’s choices related to this Agreement or any Schedule are in its sole discretion, subject to any implied duty of good faith; and (f) all monetary amounts are expressed and payable in U.S. dollars. Lists of examples following “include”, “including”, “for example”, or “e.g.” are not exhaustive (i.e., are interpreted to include “without limitation”), unless qualified by words such as “only” or “solely.” This Agreement or any Schedule will be interpreted according to the plain meaning of its terms without any presumption that it should be construed to favor either party.

17.3
Notices. All notices under this Agreement or any Schedule will be: (1) in writing; (1) deemed given when received; (1) sent by delivery service, messenger, or registered or certified mail (postage prepaid, return receipt requested); and (1) addressed and copied by fax as provided on Table 1 (as amended). Communications in the ordinary course of business, however (which do not include any notices related to payment or disputes under, alleged breach of, efforts to enforce the terms of, or notices regarding termination of, this Agreement or any Schedule) may be sent by email and need not be copied by fax.

17.4
Governing Law; Jurisdiction; Venue. This Agreement and any Schedules are governed by the laws of the State of Washington (disregarding conflicts principles that would require applying the law of any other jurisdiction), and the parties consent to exclusive jurisdiction and venue in the state and federal courts in King County, Washington. Each party waives all defenses of lack of personal jurisdiction and forum non conveniens. This Section will not preclude either party from seeking injunctive or equitable relief in any court of competent jurisdiction as permitted in this Agreement.

17.5
Injunctive Relief. Each party acknowledges that monetary damages may not be a sufficient remedy for infringement of IPR, breach of Section 9 (Confidentiality), or breach of any exclusivity obligations (if any), and that each party may seek, without waiving any other rights or remedies, injunctive or equitable relief through a court of competent jurisdiction.

17.6	Attorneys’ Fees. In any action or suit to enforce or to interpret this Agreement or any Schedule, the prevailing party is entitled to recover its costs, including reasonable attorneys’ fees.

17.7
Compliance with Export Laws. The Services are subject to United States export laws and regulations, and Company will comply with all applicable domestic and international export laws and regulations, which include restrictions on destinations, end users, and end use. More information is provided at http://www.microsoft.com/exporting.

17.8
Force Majeure. Neither party will be deemed to be in default of or to have breached any provision of this Agreement or any Schedule as a result of any delay, failure in performance, or interruption of service, resulting directly or indirectly from any cause beyond that party’s reasonable control (including acts of God, acts of civil or military authorities, civil disturbances, wars, acts of terrorism, unauthorized network or computer intrusion, or Internet or computer-related viruses, hacker attacks or other agents introduced by any unaffiliated third party, acts or omissions of any third party, or failure of the Internet) (each such cause a “Force Majeure Event”) as long as that party makes reasonable efforts promptly to remedy the delay or failure when such Force Majeure Event is eliminated. If a Force Majeure Event occurs, the party affected will use reasonable efforts to notify the other party of the occurrence of the Force Majeure Event within a reasonable period of time. In addition, neither party will be deemed to be in default of or to have breached any provision of this Agreement or any Schedule as a result of any delay, failure in performance, or interruption of service resulting from: (1) requirements for which the other party is responsible; or (1) the other party’s intentional acts or omissions.

17.9
Assignment. Neither party may assign this Agreement or any Schedule, directly or indirectly (e.g., by merger, consolidation, reorganization, or transfer of controlling interest), by operation of contract, law, or otherwise, without the other party’s advance written consent. A party may assign this Agreement and any Schedules to any of its Affiliates. Attempted assignment without permission is a material breach and is void. Subject to the foregoing, this Agreement and any Schedule will bind and benefit the parties’ successors and lawful assigns. Notwithstanding the foregoing, Company acknowledges that Microsoft may use Affiliates to perform its obligations under this Agreement or a Schedule. In those circumstances, Microsoft will be responsible for the actions of its Affiliates.

17.10	Waiver. No waiver of any breach of this Agreement or any Schedule will waive any other breach, and only written waivers signed by the party making the waiver are effective.

17.11
Severability. If a court of competent jurisdiction finds any term of this Agreement or any Schedule unenforceable, that term will be fully enforced to effect the parties’ intent, and all other terms will continue in force.

17.12
Entire Agreement. This Agreement or any Schedule does not constitute an offer by either party, and neither is effective until validly signed by both parties. This Agreement and any Schedules constitute the entire agreement between the parties with respect to the subject matter thereof. Neither this Agreement nor any Schedule may be modified, except by a subsequent, written agreement validly signed by both parties.

17.13
Counterparts; Facsimile. This Agreement and any Schedule may be executed: (a) in counterparts, each of which will be deemed an original and all of which together will constitute one instrument; and (b) by fax (or other means of accurately transmitting an image). Neither party will contest the validity of this Agreement or any Schedule solely because a signature was faxed or otherwise transmitted electronically. Each party will deliver to the other an original executed copy of this Agreement and any Schedule promptly after execution.

17.14
Miscellaneous. Each party is an independent contractor to the other and has no authority to act on behalf of or bind the other, and neither this Agreement nor any Schedule creates any other relationship (e.g., employment, agency, partnership, or franchise). Microsoft may delegate the performance of any of its duties under this Agreement or any Schedule to any contractor or any of Microsoft’s Affiliates, although Microsoft will remain responsible for the performance. Each party will comply with all applicable Laws in connection with this Agreement or any Schedule. Each party will pay its own costs to perform (unless otherwise stated in this Agreement or a Schedule). All rights and remedies under this Agreement or any Schedule are cumulative. This Agreement or any Schedule is for the benefits of Microsoft and Company only and is not for the benefit of any third parties. Company represents that it has (i) independently reviewed this Agreement and any Schedules, and (ii) not relied on any warranty or guarantee not expressly stated in this Agreement or any Schedule.

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